FOR IMMEDIATE RELEASE

Allied World Announces Retirement of Scott Hunter from the Board of Directors

Zug, Switzerland – March 2, 2015 – Allied World Assurance Company Holdings, AG (NYSE: AWH) today announced that Scott Hunter will retire from Allied World’s Board of Directors (the “Board”), effective as of April 30, 2015 and will not be a nominee for reelection at the company’s 2015 Annual Shareholder Meeting, which is scheduled to occur on the same date. With Mr. Hunter’s retirement, the Board will include seven directors. Mr. Hunter joined the Board in March 2006 and during his tenure has served as the Chair and Co-Chair of the Audit Committee and as a member of the Compensation, Enterprise Risk, Investment and Nominating & Corporate Governance Committees. Mr. Hunter will remain on the Board of Directors of Allied World Assurance Company (Europe) Limited, the company’s Irish insurance subsidiary.

“Scott Hunter’s industry knowledge, and particularly his insights into corporate finance and accounting matters, contributed valuably to our Board discussions, and we’ll miss his advice and wisdom along the way” said Allied World President, Chief Executive Officer and Chairman of the Board Scott Carmilani. “He played an important role in our development during a period which included our initial public offering and our growth into a global specialty insurance and reinsurance company. We thank him for his service.”

About Allied World

Allied World Assurance Company Holdings, AG, through its subsidiaries and brand known as Allied World, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions.  Allied World offers superior client service through a global network of offices and branches. All of Allied World’s rated insurance and reinsurance subsidiaries are rated A by A.M. Best Company, A by Standard & Poor’s, and A2 by Moody’s, and our Lloyd’s Syndicate 2232 is rated A+ by Standard & Poor’s and AA- by Fitch.

Please visit the following for further information on Allied World: Web: www.awac.com | Facebook: www.facebook.com/alliedworld | LinkedIn: http://www.linkedin.com/company/Allied-World.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreements to acquire the Hong Kong and Singapore operations of Royal & Sun Alliance Insurance plc; the inability to receive the required regulatory approvals to complete the acquisitions; risks that the proposed acquisitions disrupt each company’s current plans and operations; the ability to retain key personnel; the ability to recognize the benefits of the acquisitions; the amount of costs, fees, expenses and charges related to the acquisitions; pricing and policy term trends; increased competition; the adequacy of our loss reserves; negative rating agency actions; greater frequency or severity of unpredictable catastrophic events; the impact of acts of terrorism and acts of war; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media:
Faye Cook, +1-441-278-5406
Senior Vice President, Marketing & Communications
Faye.cook@awac.com

Investors:
Sarah Doran, +1-646-794-0590
Senior Vice President, Investor Relations and Treasurer
Sarah.doran@awac.com

Website: www.awac.com